Exhibit 99.1
                                                                    ------------
Press Release


Source:  Weststar Financial Services Corporation
Asheville, North Carolina
October 31, 2003

                 WESTSTAR FINANCIAL SERVICES CORPORATION (WFSC)
             REPORTS 14% INCREASE GROWTH IN ASSETS FOR THIRD QUARTER


Weststar Financial Services Corporation (OTC:BB "WFSC") and its subsidiary, The Bank of Asheville, reported total assets of $104.1 million. Asset growth at September 30, 2003 increased 14% over September 30, 2002. Assets at September 30, 2003 compared to September 30, 2002 were comprised principally of loans, which increased 4% to $68.5 million, and investment securities, which were up 81% to $18.9 million.

Deposits at September 30, 2003 totaled $92.6 million and represented a 13% increase from September 30, 2002. The increase in deposits was principally in core deposits of demand deposits, NOW, savings and money market demand accounts.

Shareholders' equity continued to increase as a result of earnings to $9.0 million, or an 5.9% increase over September 30, 2002.

Net interest income for the three-month period ended September 30, 2003 totaled $1,036,962 compared to $946,551 for September 30, 2002. Net income totaled $136,146 and was down from $168,408 for September 30, 2002 due primarily to an increase in expenses associated to growth and in provision for loan losses, which increased our reserves to 1.75%.

For the six-month period ended September 30, 2003, net interest income totaled $2.9 million compared to $2.7 million for September 30, 2002. Net income totaled $363,213 and $500,454 respectively. Earnings per share on a diluted basis was $.30 for September 30, 2003 compared to $.47 for September 30, 2002.

"Sound, steady growth continues to be our primary objective. With this goal in mind, we were very pleased to announce the opening of our fourth office in South Asheville, located on Hendersonville Road at the corner of Glen Bridge Road. We also completed the placement of a $4 million trust preferred securities, which will provide $3 million in Tier 1 capital to support continued growth of our corporation", stated G. Gordon Greenwood, President and Chief Executive Officer.

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


Weststar Financial Services Corporation and The Bank of Asheville are headquartered in Asheville, NC, with the primary office located at 79 Woodfin Place, Asheville, NC, and bank offices located at 6 Dogwood Road, Candler, NC, and 557 New Leicester Highway, Asheville, NC.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For Further Information, please contact:  Randall C. Hall
                                          Executive Vice President and Secretary
                                          Chief Financial Officer
                                          Phone (828) 232-2904
                                          e-mail rhall@bankofasheville.com
                                          --------------------------------


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


             Weststar Financial Services Corporation and Subsidiary
                              Financial Highlights

                                         9/30/03        9/30/02

Assets                               $ 104,195,359   $  91,363,865


Deposits                             $  92,607,672   $  82,200,052


Loans (Gross)                        $  68,451,626   $  65,467,993

Allowance for Loan Losses            $  (1,194,720)  $    (991,960)

Loans (Net)                          $  67,256,906   $  64,476,033


Investments                          $  18,944,839   $  10,438,355


Shareholders' Equity                 $   8,992,083   $   8,490,607




                                           Three Months Ended         Nine Months Ended
                                              September 30,             September 30,
                                           2003        2002         2003           2002

Net interest income                  $   1,036,962   $  946,551   $ 2,910,330   $ 2,754,488
Provision for loan losses                  454,300      246,000     1,097,680       537,950
                                    -------------------------------------------------------
Net interest income after
 provision for loan losses                 582,662      700,551     1,812,650     2,216,538
                                    -------------------------------------------------------
Other income                               445,482      432,106     1,276,140     1,275,286
 Other expenses                            803,648      848,034     2,495,127     2,685,020
                                    -------------------------------------------------------
Income before taxes                        224,496      284,623       593,663       806,804
                                    -------------------------------------------------------
Income taxes                                88,350      116,215       230,450       306,350
                                    -------------------------------------------------------
Net income                           $     136,146   $  168,408   $   363,213   $   500,454
                                    =======================================================

Earnings per share*:
  Basic                              $        0.12   $     0.16   $      0.32   $      0.48
                                    =======================================================
  Diluted                            $        0.11   $     0.16   $      0.30   $      0.47
                                    =======================================================

Book value per share*                                             $      7.71   $      7.39
                                                                  =========================

Average shares outstanding*:
  Basic                                  1,151,023    1,044,625     1,149,712     1,044,179
  Diluted                                1,214,191    1,075,513     1,204,892     1,066,879

Number of shares outstanding*                                       1,166,208     1,149,047



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


Ratios:
  Return on Assets              0.52%        0.37%         0.49%         0.78%
  Return on Equity              6.03%        6.05%         5.44%         8.10%
  Capital to Assets             8.68%        9.26%         9.06%         9.60%
  Loan Loss Allowance to
    Loans Outstanding                                      1.75%         1.52%
Efficiency Ratio               53.94%       61.51%        59.31%        66.63%

*Shares and per share amounts adjusted for 6-for-5 stock dividend paid September 30, 2003.

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